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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               NVIDIA CORPORATION

                            (a Delaware corporation)

     NVIDIA Corporation, a Delaware corporation (the "Corporation"), does hereby certify:

     First:   The original name of the Corporation is NVIDIA Corporation.

     Second: The date on which the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State is February 24, 1998 under the name of NVIDIA Delaware Corporation.

     Third:   The Board of Directors of the Corporation, acting in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Paragraph A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

     "A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Five Hundred Two Million (502,000,000) shares. Five Hundred Million (500,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Two Million (2,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

     Fourth: Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

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     Fifth:   All other provisions of the Amended and Restated Certificate of
Incorporation shall remain in full force and effect.

     In Witness Whereof, NVIDIA Corporation has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary in Santa Clara, California this 31st day of August 2001.

                                        NVIDIA Corporation

                                        /s/ Jen-Hsun Huang
                                        ------------------------
                                        Jen-Hsun Huang
                                        President and Chief Executive Officer

Attest:

/s/ Christine B. Hoberg
----------------------
Christine B. Hoberg
Secretary